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BA0DOCS1\16615.02
EXHIBIT 23
               CONSENT OF INDEPENDENT AUDITORS

The Board of Directors
Merry-Go-Round Enterprises, Inc.
(Debtors-in-Possession)

We consent to incorporation by reference in the Registration Statements (No. 33-15207, No. 33-35947 and No. 33-68048) on
Form S-8 of Merry-Go-Round Enterprises, Inc. (Debtors-in-Possession) of our report dated March 27, 1995, relating to the consolidated balance sheets of Merry-Go-Round Enterprises, Inc. (Debtors-in-Possession) as of January 28, 1995 and January 29, 1994, and the related consolidated statements of operations, stockholders' equity and cash flows for each of the years in the three-year period ended January 28, 1995, which appears in the annual report on Form 10-K of Merry-Go-Round Enterprises, Inc. (Debtors-in-Possession) for the fiscal year ended January 28, 1995.

Our report on the consolidated financial statements of the Company, dated March 27, 1995, contains an explanatory paragraph that states that the uncertainties inherent in the bankruptcy process raise substantial doubt about the Company's ability to continue as a going concern. The consolidated financial statements do not include any adjustments that might result from the outcome of these uncertainties.

Our report on the consolidated financial statements of the Company also refers to a change in accounting for income taxes.

KPMG PEAT MARWICK LLP


Baltimore, Maryland
May 1, 1995